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                                                                EXHIBIT 99.03-01

                                AMENDMENT NO. 1
                           TO STOCK OPTION AGREEMENT


          This Amendment No. 1 to that certain Stock Option Agreement dated as of January 17, 1997 (the "Agreement") between El Paso Electric Company, a Texas corporation (the "Company") and James S. Haines, Jr. (the "Optionee").

                                  WITNESSETH:

          WHEREAS, the parties have heretofore entered into the Agreement;

          WHEREAS, the Company has requested the Optionee to accept certain modifications to the Agreement in order to address issues that have been raised by the Company's auditors regarding the accounting treatment of the Agreement; and

          WHEREAS, the Optionee is willing to accept the modifications requested by the Company.

          NOW, THEREFORE, the parties hereto agree as follows:

          1. Section 2.5 of the Agreement shall be deleted in its entirety and replaced with the following:

              "2.5. Dividend Equivalents.  The Company hereby grants to Optionee
                    --------------------
706,045 dividend equivalents (the "Dividend Equivalents"). Each Dividend Equivalent shall entitle Optionee to receive a cash payment on each dividend payment date after May 1, 1996 equal to the product of (i) of the amount any dividend declared with respect to a share of Stock and (ii) the number of shares of Stock subject to unexercised Non-Qualified Options hereunder that have not expired or terminated on the date of payment of such dividend."

          2. Except as modified by this Amendment No. 1, the Agreement shall remain in full force and effect with no other modifications. The
Compensation/Benefits Committee of the Board of Directors has approved this Amendment No. 1.

          3.  This Amendment No. 1 shall be effective as of January 17, 1997.
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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement
No. 1 on the date set forth below.

Date: April 30, 1997          EL PASO ELECTRIC COMPANY


                                     /s/  KENNETH R. HEITZ
                              ------------------------------------------
                              By:    Kenneth R. Heitz
                              Title: Chairman,
                                     Compensation/Benefits
                                     Committee of the Board of Directors

                              OPTIONEE


                                     /s/  JAMES S. HAINES, JR.
                              ------------------------------------------
                                     James S. Haines, Jr.


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